UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                             FORM 10
           GENERAL FORM FOR REGISTRATION OF SECURITIES

 Pursuant to Section 12(b) or (g) of the Securities and Exchange
                           Act of 1934









                    AVIATION INDUSTRIES CORP.
     (Exact name of registrant as specified in its charter)







Nevada                                             88-023361
(State of organization) (I.R.S. Employer Identification No.)

888 E. Las Olas Blvd., Suite 700, Ft. Lauderdale, FL   33301
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (954) 938-2500

Securities to be registered pursuant to Section 12(b)of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common


THIS REGISTRATION STATEMENT INCLUDES FINANCIAL INFORMATION AND ADDITIONAL DISCUSSION CONCERNING INTEGRATED MARKETING PROFESSIONALS ("IMP"), A COMPANY WITH WHOM THE REGISTRANT HAS AGREED TO MERGE. THE DIRECTORS OF IMP HAVE ALREADY REPLACED THE PREVIOUS DIRECTORS OF THE REGISTRANT, PURSUANT TO THE AGREEMENT, AND MANAGEMENT BELIEVES THE MERGER WILL BE COMPLETED AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE, ALTHOUGH THE MERGER IS STILL SUBJECT TO APPROVAL BY SHAREHOLDERS OF BOTH COMPANIES. (SEE
ITEM 1, "BUSINESS")

Item 1.   Business.
(a)  Development of Business
  (i) General Development of AIC

Aviation Industries Corporation (referred to as "AIC") was organized under the laws of the State of Nevada on January 26, 1988, under the name "Nevada Commercial Management, Inc." On September 24, 1997, AIC changed its name to "Aviation Industries Corporation." Also in September, 1997, the management team which preceded immediately the present management team (discussed below) purchased the majority of all shares held by a former control group for $300,000.
  (ii) Agreement of Merger

AIC entered into a definitive Agreement and Plan of Merger with Integrated Management Professionals, Inc. ("IMP") on June 23, 1998. At some time after the effective date of this Registration Statement, IMP is to be merged with CAL Acquisition Corp., a Nevada corporation formed as a wholly-owned subsidiary of AIC. IMP will be the surviving corporation of that merger. IMP and AIC will then merge, with AIC being the surviving corporation. AIC will then change its name to Integrated Marketing Professionals, Inc. In accordance with the Agreement, on August 3, 1998, the Officers and Directors of AIC resigned, with the exception of Mr. Kaloustian, and were replaced by the Officers and Directors of IMP, who will remain as Officers and Directors of the new company. The business of IMP is discussed in subsection (c) below. Throughout this Registration Statement, the post-merger entity shall be referred to as the "Company."

The terms of the merger gives holders of the common and preferred stock of IMP shares of AIC common stock. There are presently 15,645,590 common shares and 3,700,000 preferred shares of IMP outstanding. Holders of those shares receive AIC common stock valued at $11,994,018. The actual number of shares will be determined by the average closing price of the stock during the ten day period beginning five days prior to the effective date of the merger. In addition, there are options or warrants for a total of 3,046,333 shares of IMP stock. The holder of these options or warrants shall receive options or warrants for an equal number of shares of AIC, with the exercise price set at six times the exercise price of the existing IMP options or warrants. Also, Joe Logan Jr., Diran Kaloustian, and Consolidated Equities shall convey 1.5 million shares of AIC common stock to William Forhan and 500,000 shares of AIC common stock to James Muldowney, will return 375,000 common shares to AIC's treasury, and will grant to Forhan voting proxies for 2.5 million shares for a period of 36 months or until those shares are sold to bona-fide third party purchasers. The merger will be a reverse merger, treated as a pooling of interests for accounting purposes.

In order for the merger to be finalized, a number of events must occur. First, the stockholders of both companies must approve the merger agreement. This vote has not yet occurred. However, the Board of Directors, consisting of Mr. Diran Kaloustian and Mr. Joe Logan, Jr., owned 63% of the stock of AIC, approved the merger on May 20, 1998. Second, this Registration Statement must be effective and not subject to any stop order. Third, Joe Logan, Jr. and Diran Kaloustian, and / or their assigns, must be able to acquire all of AIC's interest in CITA without adverse accounting or tax consequence. This has already occurred. Finally, the companies are preparing to file a form S-4 registration statement with the Securities and Exchange Commission ("SEC"). If the merger is not consummated, neither party shall have any liability or obligation to the others, other than for a willful breach, and the IMP directors who replaced AIC directors shall resign from the AIC board.
  (iii) General Development of IMP

IMP was incorporated under the laws of the State of Michigan on January 14, 1994. In October, 1995, IMP reincorporated in Nevada. In May, 1996, IMP purchased the outstanding capital stock of Dav-Jen, Inc., d/b/a Casino Airlink, in a transaction treated as a purchase for accounting purposes. The total purchase price was $2,915,802 plus 1,700,000 shares of IMP's Class B Preferred Stock valued at $850,000 ($0.50 market bid price). On October 31, 1996, IMP's name was changed to Casino Airlink, Inc. In December, 1996, IMP purchased the outstanding capital stock of ReSer Corp. in a transaction treated as a purchase for accounting purposes. The purchase price was $390,000, paid for with $195,000 in cash and 156,000 shares of common stock. IMP guaranteed that the stock would be worth no less than $1.25 per share as of January 3, 1999. On June 15, 1998, IMP's name was changed back to Integrated Management Professionals, Inc.
  (iv) Recent Developments

Since December 1997, a number of significant transactions have taken place:

In October, 1997, AIC acquired from General Investment Bank (formerly Commercial Bank Help) a lien of $1,750,000 in Kiwi International Airlines, Inc., which had just recently terminated its Chapter 11 bankruptcy proceedings and been acquired by a new control group.

On February 28, 1998, AIC provided $200,000 in debtor-in-possession ("DIP") financing to Sunjet, a commercial air carrier which had filed for reorganization pursuant to Chapter 11 of the U.S. Bankruptcy Code. The loan was repaid on May 5, 1998. Sunjet's certificate of operation recently expired, and AIC does not anticipate any further investment in or dealings with Sunjet.

On February 24, 1998, AIC acquired CITA Americas, Inc. CITA operates clinics associated with health care facilities to treat chemical dependencies, utilizing Ultra Rapid Opiate Detoxification and Structured Aftercare Reintegration Treatment. CITA was acquired for 375,000 shares of restricted common stock, valued by AIC at $1,875,000 (the stock price at the closing date of the transaction). Because the business of CITA was not travel-related, and AIC had decided to concentrate on travel-related businesses, on July 28, 1998, AIC entered into a letter of intent to sell CITA to Southwestern Environmental Corp. in exchange for $2,200,000 worth of Southwestern's Class A preferred stock. This sale closed on August 31, 1998. The preferred stock received by AIC is convertible into $2,200,000 worth of common stock (determined by the market price) at any time after July 29, 1999.

AIC recently made three major acquisitions:

     1) On or about July 30, 1998, AIC acquired Magnolia Tours and Transportation ("Magnolia"), a Biloxi, MS company that provides motor coach transportation services, including airport transfers for visitors traveling to and from Gulf Coast casinos and hotels, shuttle services, and local area tours. The purchase price was $150,000 in cash, plus the assumption of $11,000 in debt.

     2) On or about August 3, 1998, AIC acquired Business Travel, a Norcross, GA-based corporate travel agency with 1997 annual sales of approximately $25,000,000 (1997 EBITA was $278,178), in exchange for $300,000 in cash and $900,000 of restricted common stock (596,027 shares valued at the 5 day average price of $1.51 per share).

     3) On or about September 9, 1998, AIC completed the acquisition of Cruising In Style, Inc. ("Cruising"), a Durham, NC travel agency with approximately $2,000,000 in annual revenues. Cruising specializes in the sale of upscale cruise packages to Alaska, the Caribbean, Europe, and Trans-Canal. The total price of this acquisition was $150,000, $25,000 of which was paid in cash, $50,000 in a 24-month promissory note with no interest, and 87,209 shares of common stock valued at $75,000.
(b)  Financial Information about Industry Segments

All of the revenue from AIC and IMP is derived from the travel and tourism industry. The required revenue, operating profit and loss, and identifiable assets are shown in Item 2 and in the financial exhibits provided in Item 15 below.
(c)   Narrative Description of Business

After the merger is completed, the Company will operate through five subsidiaries - Casino Airlink and ReSer, from the current
IMP, and Magnolia, Cruising, and Business Travel, from AIC.

  IMP

IMP is a holding company acquiring travel-related companies. IMP operates through two wholly-owned subsidiaries, ReSer Corporation, and Casino Airlink (CAI). CAI is a wholesale travel company that is currently the exclusive provider of packaged casino vacations from Atlanta, GA, St. Petersburg, FL, Orlando, FL, Ft. Lauderdale, FL, and Palm Beach, FL to Biloxi on the Mississippi Gulf Coast. CAI provides non-stop, roundtrip jet service, destination airport transfers, ground handling, two-three night deluxe hotel accommodations, nightly buffet meals, and access to twenty-four hour Las Vegas style gaming and entertainment. A 3-night package sells from $169 to $269 per passenger from Ft. Lauderdale. CAI delivered more than 85,000 passengers to the Mississippi Gulf Coast area via their chartered and scheduled air service in 1997 and intends to specialize in offering casino vacations to other gaming destinations, including Tunica, MS and Las Vegas, NV in 1999. These new routes require government approval, a process that requires application 30 days in advance. The application has not been filed yet.

In 1997, CAI generated $18.3 million in revenue, with pre-tax income from operations of $350,000. CAI has 42 employees. There are 3,000 new hotel rooms coming on-line in Biloxi by June 30, 1999. This expansion requires CAI to add a second airplane in order to serve new departure cities. This plane will become available by January 10, 1999. This plane is being leased on an annual contract. New departures include Daytona Beach to Biloxi (12 times per month), Ft. Lauderdale to Memphis (9 times per month), and St. Petersburg, Orlando, and Atlanta to Memphis (13 times per month each).

ReSer Corp., located in Atlanta, GA, is a travel agency that specializes in planning, organizing, and presenting educational seminars to travel agents across the United States. In 1997, ReSer held 40 seminars which over 2,000 agents attended to learn about Latin America, Florida, Mexico, and Colorado. ReSer also processes reservations for tour operators. ReSer owns expansive hardware and software that works well for small tour operators who do not wish to absorb the overhead expenses associated with a reservation center. In the fourth quarter of 1997, ReSer began accepting Casino Airlink reservations from clients in Georgia, North Carolina, and South Carolina. ReSer's 1997 pre-tax loss was $60,000 on sales of $600,000.
  Aviation Industries

Aviation Industries has not had significant operations during the last few years, other than the recent transactions discussed above. AIC has three newly acquired subsidiaries, Magnolia, Business Travel, and Cruising.

Magnolia offers airport/hotel transfers and day and night tours of New Orleans from Biloxi, and provides charter service for corporations, meetings, and incentives. Magnolia has 15 employees, and provides service on a year-round basis. Its business is not seasonal. In 1997, revenues were approximately $800,000. For the first 7 months of 1998, pre-tax income was $16,000. On August 31, 1998, AIC replaced Magnolia's fleet of five motor coaches with four brand new 54 passenger coaches offering state-of-the-art audio/visual equipment, first class passenger amenities, and will offer vacationers optional trips to places such as New Orleans, allowing AIC to capitalize further on the continued growth of the Gulf Coast market. The cost of the new coaches, $1,480,000, is provided by Cargill Leasing on a 5-year lease.

Business Travel, a corporate travel agency with over 400 corporate accounts and annual sales of approximately $25,000,000, fits perfectly with the overall marketing mix of the Company, especially with the ReSer subsidiary. This provides the Company with opportunities to market packaged casino vacations offered by it to more than 20,000 people employed by Business Travel's corporate clients. Business Travel has 35 employees. In 1997, 80% of its business came from airline tickets, with the remainder coming from car rentals, hotels, and tour commissions. Business Travel generated $175,000 of pre-tax income on $25 million in sales in 1997.

The acquisition of Cruising fits well with AIC's growing base of travel and leisure operations. Cruising has 4 employees, and produced $25,000 in pre-tax income in 1997, with revenues of $1.5 million. AIC intends to expand the operations to include active marketing of more moderately priced cruise packages, focusing on 3, 4, and 7 night Caribbean itineraries, together with a variety of land and sea packages for these cruises. This gives the Company the opportunity to cross-market cruise vacation packages to the more than 20,000 people employed by Business Travel's corporate clients and the 80,000 passengers delivered to the Mississippi Gulf Coast annually by Casino Airlink.

Item 2.   Financial Information.

(a)  Selected Financial Data.

The Registrant's financial data presented below has been derived from the financial statements appearing in Item 15 below.

                    AVIATION INDUSTRIES CORP.
                  (A Development Stage Company)
                     Selected Financial Data
                     Years Ended December 31



                         March 31, 1998    1997              1996              1995              1994              1993
Summary of Operations    $0                $0                $0                $0                $0                $
Revenues                                                                                                           0
General, Selling and      $13,046           $8,050            $0                $0                $0                $0
Administrative Expenses
Net Profit                ($13,046)         ($8,050)          $0                $0                $0                $0
Net Profit per Common    ($0.00)           ($0.00)           $0.00             $0.00             $0.00             $0.00
Share
Summary Balance Sheet
Data
Total Assets              $7,879,231        $6,004,231        $0                $0                $0                $0
Long Term Obligations (1) $1,000,000        $1,000,000        $0                $0                $0                $0

(1) The Long Term Obligations shown are for a long term debt that was paid off in April, 1998.

            INTEGRATED MANAGEMENT PROFESSIONALS, INC.
                     Selected Financial Data
                     Years Ended December 31



                  July 31, 1998     1997              1996              1995              1994
Summary of        $9,920,150        $18,378,929       $18,942,574       $20,009,040       $85,512
Operations
Revenues
Cost of Sales      $6,758,926        $13,876,269       $15,746,734       $16,736,046
Total Operating    $2,239,730        $4,027,435        $3,332,227        $3,272,994        $96,827
Expenses
Other Income       ($4,113)          ($121,030)        ($145,208)        $47,396
Extraordinary                        $691,846          ($1,288,059)
Items
Net Profit         $807,384          $1,046,041        ($1,569,654)      ($474,422)        ($11,315)
Net Profit per
Common Share
Basic                                $0.19
Diluted                              $0.09             ($0.42)           ($0.94)           ($2.26)
Summary Balance
Sheet Data
Total Assets       $4,434,404        $3,622,981        $4,112,161        $1,015,005        $120,710
Long Term                            $526,382          $1,680,893        $23,712           $0
Obligations

(b)  Management Discussion and Analysis

     (i) AIC

A new management team has taken over the operations of AIC effective August 3, 1998. Directors and Officers of IMP have replaced the previous Directors and Officers of AIC, except that Diran Kaloustian remains as AIC director. AIC was a development stage company until its recent acquisitions.

As of March 31, 1998, AIC had $1,004,231 of cash, with long-term debt of $1,000,000. Management decided to pay off the debt early, leaving $4,231 of cash. Management feels that this cash position is satisfactory. Profits from operations are expected to enhance AIC's cash balance.

The  investment  in CITA increased from $1.875  million  to  $2.2 million with its sale to Southwest Environmental for preferred stock convertible in 12 months.

AIC does not anticipate any capital expenditures in the remainder of  1998.  The three acquisitions will generate small profits  by
year   end.  Management  is  dedicated  to  selecting  additional acquisitions to increase revenues and profits in 1999.

Assets will increase with the acquisition of IMP to a total of $12.3 million based upon IMP's July 31, 1998 financials.

     (ii) IMP

The management team took over IMP on December 6, 1996. IMP, which suffered a loss in 1996, has been profitable since. The improvement in 1997 was the result of increasing the air-load factor to 88% while increasing the selling price by 5%. The first six months of 1998 saw a decline in revenues from $10.4 million to $8.6 million. This is based on an accounting change that reduces revenues and cost of sales equally. During the same period, income from operations increased from $360,672 to $709,130, the result of a 5% price increase, a slight reduction in the cost of sales, and management maintaining operations costs.

Margins are highest in the first half of the year because of an increase in winter population in Florida, and the fact that hotel room costs are lower from September through May and load factors are high without discounting the packages. In the third quarter of 1998, IMP sustained a loss of $93,706, due to the effects of Hurricane Georges. The hurricane closed business from September 25 to October 5, reducing profits by approximately $278,000 in September.

IMP's cash position is strong, as IMP had over $1.1 million at the end of July, 1998. Management expects future profits to enhance this balance further. Management is negotiating with an underwriter who has offered a firm commitment for a $5 million equity raise, pursuant to Rule 506, during the first quarter of 1999, if market conditions are favorable. An agreement is expected to be finalized by the end of November, 1998. The long-term need for cash is for additional travel-related acquisitions.

The cash flow improved during the first quarter of 1998, due to a seasonal increase in business. There are no trends that indicate a change in IMP's liquidity. IMP anticipates capital expenditures of $75,000 to $100,000 in 1999 to upgrade its reservations systems and to expand staffing. While management does not announce projections for future earnings, its business plan is aggressive, and is designed with an eye towards improving profits. In 1999, management plans to offer Tunica, MS as a destination for a 90-day period. If the program is successful, it may be expanded for 12 months.

NOTE REGARDING PROJECTIONS AND FORWARD LOOKING STATEMENTS

This statement includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this Registration Statement, other than statements of historical fact, are forward-looking statements. Although the management of AIC and IMP believe that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this Statement, including, without limitation, in conjunction with those forward-looking statements contained in this Statement.

Item 3.   Properties.

Both companies currently lease offices at 888 E. Las Olas Blvd., Suite 700, Ft. Lauderdale, FL 33301. This is the home office of AIC, IMP. Casino Airlink leases a single-user facility with 6,000 square feet. It currently houses 30 employees, and has room to house 50 employees.

ReSer leases a 2,000 square foot facility that houses 11 employees, and could be expanded for 24 employees. Business Travel leases an 8,000 square foot facility for 35 employees (can be expanded for 45 employees) and subleases 2,000 square feet of that space (containing space for an additional 20 reservationists in the future). Magnolia and Cruising both lease small facilities for their operations.

Item 4.   Security  Ownership  of Certain Beneficial  Owners  and
          Management.

Security Ownership   of  Certain  Beneficial  Owners  -  Aviation
          Industries Corp.
          As of June 1, 1998



  Title of   Name/Address of Owner    Shares            Percent of Class
  Class                               Beneficially
                                      Owned
  Common     Diran M. Kaloustian      3,000,000         32.00%
             4605 S. Ocean Blvd.
             Boca Raton, FL 334872
  Common     Professional Athlete     1,480,000         15.79%
             Services, Inc.
             1004 Coral Isle Way
             Las Vegas, NV 89108
  Common     Chateau Vegas, Inc.      1,230,000         13.12%
             1700 E. Desert Inn Rd.
             #100 A
             Las Vegas, NV 89109
  Common     General Investment Bank  900,000           9.60%
             Christoprudny Blvd. 12A
             Moscow, Russia
  Common     Officers and Directors   3,000,000         32.00%
             (1 person)

Note: 1,620,569 shares, equal to 17.29% of the outstanding common stock, are held in "street name" by Cede & Co., a clearinghouse for the shares.

Security Ownership  of  Certain  Beneficial Owners  -  Integrated
          Management Professionals, Inc. - As of May 1, 1998



Title of   Name/Address of Owner   Shares            Percent of Class  Percent of Class
Class                              Beneficially                        -- Diluted
                                   Owned
Preferred  Dudley Bailey           1,000,000         50.00%            10.50
A          5456 E. Links Circle                                        %
           Littleton, CO 80122
Preferred  Joseph and Sharon Noel  174,935           8.75%             1.84%
A          211 Stone Valley Ct.
           Martinez, CA 94553
Preferred  Bruce and Carol Fabric  174,935           8.75%             1.84%
A          1860 Mowry Ave., Ste.
           200
           Fremont, CA 94538
Preferred  Christopher and         174,935           8.75%             1.84%
A          Suzanne Bosio
           C/O Bosio Sports
           Central
           4031 Wild Chaparral
           Dr.
           Shingle Springs, CA
           95682
Preferred  Michael P. Gamboa,      174,935           8.75%             1.84%
A          trustee for
           Schlumberger 1994
           Charitable Remainder
           Unitrust
           One Embarcadero Center
           Suite 4080
           San Francisco, CA
           94111
Preferred  Steve Schoen            1,600,000         94.12%            8.40%
B          300 S. Florida Ave.
           N. Penthouse
           Tarpon Springs, FL
           34689
Common     Officers and Directors  1,156,000         8.66%             6.07%
           (2 individuals)

Note: These figures do not give effect to the dilutive impact that the issuance of shares pursuant to the Agreement and Plan of Merger with IMP will have on the "Percent Of Class" column. The "Percent of Class - Diluted" column for IMP takes into account 2,000,000 shares of Series A Convertible Preferred Stock which is convertible into 4,000,000 shares of common stock, and 1,700,000 shares of Series B Preferred Stock which is convertible into a like number of shares of common stock.

Security Ownership of Management - Aviation Industries Corp.
          As of June 1, 1998



  Title of   Name/Address of Owner    Shares            Percent of Class
  Class                               Beneficially
                                      Owned
  Common     Diran M. Kaloustian      3,000,000         32.00%
             4605 S. Ocean Blvd.
             Boca Raton, FL 334872

Note: William Forhan and James Muldowney will receive a total of 2,000,000 shares of common stock, and Mr. Forhan will receive proxies to vote 2,500,000 shares of common stock as a result of the merger with IMP.

Security Ownership   of   Management  -   Integrated   Management
          Professionals, Inc. - As of May 1, 1998



  Title of   Name/Address of       Shares            Percent of Class  Percent of Class --
  Class      Owner                 Beneficially                        Diluted
                                   Owned
  Common     Ellen Forhan          500,000           3.74%             2.62%
             1800 S. Ocean Blvd.,
             #510
             Pompano Beach, FL
             33062
  Common     Jim Muldowney         156,000           1.17%             0.82%
             16456 Reddington Dr.
             Reddington Beach, FL
             33708

Changes in Control

Three items result in a change of the control of the post-merger Company. First, William Forhan, the Chairman of the Company, receives a proxy to vote 2.5 million common shares for 18 months. Second, Mr. Forhan and Mr. Muldowney, the Secretary and Treasurer of IMP and the President of Casino Airlink, receive a total of 2 million shares of common stock from existing shareholders of AIC. Finally, IMP shareholders will own 12 million of the 22 million shares in the Company (assuming the value of AIC common stock is $1.00 at the time shareholders vote to approve the merger). As a result of these transactions, Mr. Forhan will own or control by proxy 20% of the outstanding common stock. Mr. Muldowney will own approximately 5%.

Item 5.   Directors and Executive Officers.

On August 3, 1998, all members of the Board of Directors of AIC, except for Mr. Diran Kaloustian, resigned, as agreed upon in the merger agreement, and the board was reconstituted to consist of Mr. Kaloustian and the members of the Board of Directors of IMP. All officers and directors serve for a term of one year.



Name / Title /         Age     Start of Term     Start of Term
Address                        on AIC Board      on IMP Board
William Forhan         53      August 3, 1998    January 4,
President/Chief                                  1994
Executive
Officer/Director
1800 S. Ocean Blvd.,
#510
Pompano Beach, FL
33062
James Muldowney        55      August 3, 1998    January 15,
Secretary/Treasurer/D                            1998
irector
16456 Reddington Dr.
Reddington Beach, FL
33708
Diran M. Kaloustian    63      September 30,     N/A
Director                       1997
4605 S. Ocean Blvd.
Highland, FL 33487
Tim Schad              48      September 15,     September 15,
5151 W. River Drive            1998              1998
Comstock Park, MI
49321
Derek Lewin            59      August 3, 1998    May 15, 1998
Director
1800 S. Ocean Blvd.,
#312
Pompano Beach, FL
33062
Steven York            48      August 3, 1998    May 15, 1998
Director
4141 W. Walton Blvd.
Waterford, MI 48329

William G. Forhan

Mr. Forhan has built businesses and developed management teams during his twenty years in the sales incentive industry. He has developed an in-depth understanding of the marketing structure of many different industries, which has led to marketing plans designed to increase and motivate sales participation for clients in diverse fields.

Mr. Forhan left his position as District Sales Manager for Avis Rent-A-Car, and founded three companies in the mid 1970s; Motivation Travel, Inc., Motivation Advertising, Inc., and Motivation Planners, Inc., a sales incentive company. Mr. Forhan was the President of Meeting Planners from 1975 to 1983. In 1984, he sold the companies to American Express, and was named President of American Express Group & Incentive Services. He retired from that position in 1986. From 1989 to 1993 he served as President of Motivation Travel. Since 1994 he has served as the CEO of Integrated Marketing Professionals, Inc.

Mr. Forhan graduated from Michigan State University in 1967 with a BA in Business.

James M. Muldowney

Mr. Muldowney is a general manager with P&L experience gained during his career of more than 25 years in the international and domestic travel industry. He possesses hands-on knowledge of operations and finance, and was instrumental in the acquisitions of several corporate travel businesses, totaling $850,000,000 in sales with 1,500 employees.

Mr. Muldowney spent 23 years with American Express Travel Related Services, starting in 1970 as an auditor and moving up to Senior Vice President in charge of Wholesale Travel and Airline
Relations, where he managed a staff of 600 and an annual passenger volume in excess of 500,000.

Most recently, Mr. Muldowney was President of Club America, Inc. (1993-1994), a travel wholesaler, and the owner and President of the ReSer Corporation, a full service reservations and telemarketing company (1994-1996). Since 1996, Mr. Muldowney has served as Vice President of IMP and President of Casino Airlink. Mr. Muldowney graduated from Seton Hall University in 1967 with a BS in Economics and Accounting.

Diran M. Kaloustian

Education:  Graduate of Duke University and New  York  University
Graduate School Of Business and New York University Law School.

Employment: Mr. Kaloustian was formerly the President and Director of Depository Trust Company in New York, one of the world's largest financial institutions. Mr. Kaloustian assumed full executive and financial control of Depository Trust Company in 1970 when it had reported losses and deposited assets of $25 billion and expanded it into a profitable company with deposited assets exceeding $10 trillion.

Timothy Schad

Mr. Schad is currently chairman of the Nucraft Furniture Company in Comstock Park, Michigan. He has been with Nucraft, a manufacturer or wood office furniture, since 1980, serving as its president from 1985 to 1997, and its Vice-President prior to 1985. Prior to his work with Nucraft, Mr. Schad worked at General Motors from 1973 to 1980. From 1973 to 1975, he was on the Environmental Activities Staff at GM, and from 1977 to 1980 he worked at the Treasurer's Office in New York. From 1975 to 1977, Mr. Schad attended Harvard Business School on a GM Fellowship. At Harvard, Mr. Schad received an MBA in Finance and Marketing, with Honors, and was elected class president.

Derek Lewin

Mr. Lewin is a founding member of the Florida Venture Capital Group, and a member of the Association of Management Accountants. He spent his early career as owner and developer of retail and manufacturing groups in the United Kingdom, with an emphasis in design and finance. He later gained experience in shipping financing, and mortgage and investment banking.

Steven York

Mr. York is the founder and Chief Executive Officer of Contract Professionals, Inc., an engineering services company. His time is devoted fully to the business of that company and its affiliates. He was formerly Vice President of Operations for Aero-Detroit, Inc., a subsidiary of TAD Technical Services, Inc., and a Regional Manager for Butler Service Group.

Mr. York has been a member of the Board of Directors of the National Technical Services Association since 1987, during which time he has served as Secretary and Treasurer, and has chaired several committees. He is also a member of the Young Presidents Organization and the Stanford University Human Resources Executive Round Table.

Mr. York majored in engineering at Michigan State University, and served eight and one-half years with the United States Air Force.

Item 6.   Executive Compensation.

IMP entered into employment agreements with its key employees - Mr. William Forhan and Mr. James Muldowney. Additionally, as part of the agreement to purchase Casino Airlink, IMP entered into a 5-year consulting agreement with Mr. Steven Schoen, the previous principal shareholder of Casino Airlink. In late 1996, IMP created a Stock Option Plan for employees and directors of IMP. During the year 1997, Mr. Forhan and Mr. Muldowney were granted incentive stock options. The description of the employment agreements, the stock option plan, and the incentive stock options are presented in the notes to the consolidated financial statements presented in response to Item 15 below. The documents are attached as exhibits to this Form 10.

                   Summary Compensation Table





                             Annual                   Long
                             compen-                  term
                             sation                   compens
                                                      a-tion

                                             Awards            Payouts

Name and   Year  Salary ($)  Bonus(1  Other  Restric  Securit  LTIP       All
Position                     ) ($)    Annua  ted      ies      Payouts    other
                                      l      Stock    underly  ($)        Comp.
                                      Comp.  Awards   ing                 ($)
                                      ($)    ($)      options
                                                      / SARs
                                                      (#)
           1998  $149,000    $17,750
William    1997  $149,000
Forhan,
CEO
           1996  $149,000
Jim        1998  $150,000    $8,875
Muldowney
President  1997  $100,000

Casino     1996  $100,000
Airlink


(1)  The  bonuses  listed  for 1998  are  based  upon   the  1997
financial results. Bonuses have not yet been paid for 1998, although the financial statements show a liability of $53,000 for officers' bonuses as of September 30, 1998.

              Option /SAR Grant in Last Fiscal Year



                               Individual                                            Potential
                                 Grants                                           realizable value
                                                                                     at assumed
                                                                                  annual rates of
                                                                                    stock price
                                                                                  appreciation for
                                                                                    option term

Name         Number of      Percent of total  Exercise or base  Expiration Date          5%               10%
             securities      options / SARs     price ($/sh)
             underlying        granted to
           options / SARs     employees in
            Granted (#)     last fiscal year
William   2,000,000         83.33%            $0.30             1/18/2007         $377,337          $956,245
Forhan,
CEO
Jim       400,000           16.66%            $0.20             12/29/2008        $56,827           $148,249
Muldowne
y,
Presiden
t Casino
Airlink

Note: the exercise price of the options will be adjusted post-merger. Mr. Forhan's options will have an exercise price of $1.80, while Mr. Muldowney's options will have an exercise price of $1.20. At the post-merger price, the proper figures in the 5% column of the above table would be $2,264,020 for Mr. Forhan and $340,962 for Mr. Muldowney. The proper figures in the 10% column are $5,727,473 for Mr. Forhan and $889,496 for Mr. Muldowney.

Members of the Board of Directors, including those members who are employees and/or officers, are given stock options and reimbursed for all travel expenses incurred on behalf of the company. The options granted entitle each director to 150,000 shares of stock, vest in 6 months, and have a term of 10 years. The exercise price is $0.32, which shall be adjusted to $1.92 post-merger. No options were granted to directors in 1996 or 1997.

Mr. Forhan and Mr. Muldowney both entered into employment agreements with IMP on January 1, 1998 as President/CEO and EVP/President of Casino Airlink, respectively. The contracts provide each with a base salary as shown above, plus an incentive bonus plan (5% of pre-tax net income for Mr. Forhan, 2.5% for Mr. Muldowney) paid quarterly. Each contract provides for life insurance coverage, and permits the individual to be terminated for cause. If the individual is terminated (which includes changing his job title or removing him from the Board of Directors) other than for cause, the company must pay a penalty of as much as $2 million for Mr. Forhan, $1.5 million for Mr. Muldowney.

As  part  of the agreement to purchase Casino Airlink, Mr.  Steve
Schoen  was granted a five-year consulting agreement at  $125,000 per year, plus 5% of the pre-tax income of Casino Airlink (the subsidiary).

Item 7.   Certain Relationships and Related Transactions.

Pursuant to the Agreement and Plan of Merger with IMP, the outstanding common and preferred stock of IMP shall be exchanged for shares of the Company's common stock valued at $11,994,018, as of the valuation date provided for in the Agreement. In addition, options held by William Forhan, James Muldowney, and members of the Board of Directors of IMP to acquire shares of IMP common stock shall be converted to options to acquire shares of the Company's common stock. Also warrants granted to Joseph Charles & Associates, Inc. to acquire shares of IMP shall be exchanged for warrants to acquire the Company's stock.

Sections 2.14 and 3.14 of the Agreement and Plan of Merger require management of AIC and IMP to disclose, on attached schedules 2.14 and 3.14, any and all conflicts of interest they may have. No such conflicts were reported.

The Agreement and Plan of Merger also provide that at closing, existing shareholders Chateau Vegas, Inc., Diran Kaloustian, and Professional Athletic Service, Inc. (the "Granting Entities") shall convey 1,500,000 shares of restricted common stock of AIC to William Forhan; 500,000 shares of restricted common stock shall be conveyed to James Muldowney. William Forhan will receive proxies to vote 2,500,000 shares of common stock from the Granting Entities for a period not to exceed thirty-six (36) months after the consummation of the merger. The Granting Entities listed here differ from those named in the Agreement and Plan of Merger. The Granting Entities listed here are the beneficial holders, or are controlled by the same individual owners, of the shares listed in the Agreement and Plan of Merger.

Item 8.   Legal Proceedings.

There is no litigation involving AIC or IMP, or any of their subsidiaries, as a party.

Item 9.   Market  Price  of  and  Dividends on  the  Registrant's
          Common Equity and Related Stockholder Matters.

Registrant's common stock is traded in the over-the-counter market in the United States under the symbol AVIA. The following are available high and low bids since AIC started trading on January 30, 1998.

          Aviation Industries                 High     Low

          January 30, 1998 to March 31, 1998 $8.62     $4.37

          April 1, 1998 to June 30, 1998     $6.25     $1.37

Management is not aware of the reason for the decline in market price that has occurred during 1998. Current management was not involved in AIC until the Merger Agreement in June, 1998, and did not participate in management of AIC until August, 1998. AIC marketed itself over the internet, and trading volume from February 19, 1998 through March 25, 1998 grew to 100,000 trades per day. Since April 27, AIC stock has averaged 10,000 trades per day. The merger agreement inexplicably resulted in a further decrease in both volume and value. Management is not aware of any factors that would account for this reaction.

IMP's common stock is traded on the over-the-counter market in the United States under the symbol POKR. The following are the available high and low bids since July 1, 1996.



Integrated Management           High              Low
Professionals, Inc.
July 1, 1996 to September 30,   $6.25             $1.06
1996
October 1, 1996 to December 31, $1.25             $0.31
1996
January 1, 1997 to March 30,    $0.60             $0.22
1997
April 1, 1997 to June 30, 1997  $0.44             $0.24
July 1, 1997 to September 30,   $0.46             $0.15
1997
October 1, 1997 to December 31, $0.43             $0.18
1997
January 1, 1998 to March 30,    $0.43             $0.17
1998
April 1, 1998 to June 30, 1998  $0.48             $0.20

NOTE: Over the counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not, therefore, represent actual transactions.

As of June 1, 1998, there were 9,375,000 shares of AIC's common stock outstanding, held by 47 record owners.

As of June 22, 1998, IMP had 13,353,923 shares of common stock outstanding held by 616 shareholders, together with 2,000,000 of Series A, Convertible Preferred Stock held by 11 shareholders, and 1,700,000 shares of Series B Preferred Stock held by 2 shareholder.

The Registrant has never paid a cash dividend and has no present intention of so doing.

Item 10.  Recent Sales of Unregistered Securities.

On  April 23, 1998, IMP completed an offering under Rule  504  of
Regulation D. A total of 7,244,583 shares of common stock were sold in this offering at an average price of $0.138.

In addition, during September, 1997, the previous management team of AIC (Mr. Kaloustian and Mr. Logan) gained control of that company by purchasing 6,000,000 shares (66.67%) of AIC's common stock from their predecessors for the price of $300,000.

On December 7, 1996, IMP issued a total of two-million shares of its Series A Preferred Stock for a total of $366,400. A total of 125,324 was given to four firms who served as advisors to IMP with respect to this capital raise. One-million shares were purchased by Mr. Bailey, with the remaining 874,676 shares purchased by a total of 6 investors.

In  May,  1996,  IMP  issued 1,700,000 shares  of  its  Series  B
Preferred Stock to Mr. Steve Schoen and Mr. L. Pemberton, as part of the purchase price for Casino Airlink. That stock was valued at $850,000 by IMP's board of directors.

Item 11.  Description   of   Registrant's   Securities   to    be
          Registered.

The common stock of AIC has a par value of $0.001 per share. The common stock of IMP has par value of $0.10 per share. All of the common shares are non-assessable, without non-cumulative voting, but with pre-emptive rights. Management anticipates that shares of the post-merger company will retain the characteristics of AIC common stock.

IMP's Series A Preferred Stock is given one vote for each common share equivalent as of the record date for such vote. The common share equivalent is the number of common shares issued upon conversion of the Series A Preferred. Holders are entitled to noncumulative dividends as the board may from time-to-time declare. Holders also receive, in the event IMP is liquidated, a payment of $0.63 plus all declared by unpaid dividends, less all dividends paid to date, prior to holders of common shares receiving any distribution. The merger with AIC shall be treated as a liquidation, entitling holders of the Series A Preferred Stock to receive the liquidation preference as part of the merger. Holders also have the right to convert into a number of common shares calculated by dividing the Conversion Price into the Conversion Value. The initial Conversion Price is $0.315 per share, with the initial Conversion Value being $0.630, yielding an initial conversion rate of 2 common shares for each share of Series A Preferred. These values are adjusted, from time-to-time, to prevent dilution of the conversion. Holders also have registration rights, meaning they can force IMP to register any or all of the Series A Preferred Stock or the Common Stock under the Securities Act of 1933.

The Series B Preferred Stock of IMP does not give the holder any voting rights. Holders receive a distribution of $1.25 per share upon liquidation of IMP, prior to common shareholders receiving any distribution. However, this distribution will not occur until such time as holders of Series A Preferred Stock have received their entire liquidation preference. Each share of Series B Preferred Stock is convertible into one share of common stock.

Item 12.  Indemnification of Directors and Officers.

The bylaws of AIC do not provide for the indemnification of any director, officer, employee or agent of the issuer, or any person serving in such capacity for any other entity or enterprise at the request of the issuer against any and all legal expenses (including attorneys fees), claims and liabilities arising out of any action, suit or proceeding, except an action by or in the right of the issuer. The bylaws of IMP do provide for such indemnification, and management intends that the bylaws of the surviving post-merger entity shall provide for indemnification of officers and directors to the extent permitted by Nevada law.

Nevada law provides liberal indemnification of officers and directors of Nevada corporations. Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys' fees, actually and reasonably incurred by him.

Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefor, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

Item 13.  Financial Statements and Supplementary Data.

The  financial statements and supplemental data required by  this
Item  13  follow the index of financial statements  appearing  at
Item 15 of this Form 10.

Item 14.  Changes  in  and  Disagreements  with  Accountants   on
          Accounting and Financial Disclosure.

AIC recently changed its auditors. This is not due to a dispute or disagreement with the previous auditor. Instead, the change was made because Mr. Friedman, the previous auditor, specializes in auditing "blank check" companies. As a result of the acquisition of IMP, AIC is no longer a blank-check company, and, therefore, retained a new auditor, Kurt Saliger, who was more willing to undertake such an audit.

Item 15.  Financial Statements and Exhibits.

PRO-FORMA FINANCIAL STATEMENTS - AIC

               Unaudited Pro-Forma Consolidated Balance Sheet as of September 30, 1998.

               Unaudited Pro-Forma Consolidated Income Statement for the quarter and nine months ended September
               30, 1998.

 AVIATION INDUSTRIES CORP. / INTEGRATED MARKETING PROFESSIONALS,
                              INC.
        UNAUDITED, PRO-FORMA, CONSOLIDATED BALANCE SHEET



                                              September 30,
                                                  1998
                      ASSETS
        CURRENT ASSETS:
       Cash                                 $839,432.84
       Accounts Receivable - Trade          18,377.27
       Other Receivables                    52,004.36
       Commissions Receivable               79,273.70
       Accounts Receivable - ARC            20,561.58
       Accounts Receivable - Non ARC        7,266.23
       Prepaid Expenses                     259,770.39
       Due From AVIA                        304,591.75
       Due From ESC                         41,356.68
        TOTAL CURRENT ASSETS                $1,622,634.80
        PROPERTY & EQUIPMENT
       Furniture and Fixtures               239,487.15
       Office Equipment                     609,234.20
       Computer Equipment                   118,700.74
       Motor Vehicles                       1,505,112.85
       Leasehold Improvements               5,300.00
       Accumulated Depreciation             (735,513.70)
        TOTAL PROPERTY & EQUIPMENT          1,742,321.24
        OTHER ASSETS;
       Goodwill                             2,873,365.15
       Organization Costs                   409.48
       Security Deposits                    19,450.00
       Non-Compete Agreements               637,414.00
       Client Lists                         825,000.00
       Accumulated Amortization             (975,509.19)
       Bond, Commercial Bank                2,610,000.00
       Investment in Kiwi Holdings          2,500,000.00
       Investment in CITA Americas, Inc.    2,200,000.00
       Trademark                            100,000.00
       Deposits                             17,461.81
        TOTAL ASSETS                        $14,172,547.20

           LIABILITIES AND STOCKHOLDERS'
                      EQUITY
        CURRENT LIABILITIES;
       Accounts Payable - Trade             $597,172.79
       Capitalized Leases - Current         2,068.89
       Payroll Taxes Payable                3,657.99
       Unearned Revenue                     886,594.97
       Due to IMPI                          304,591.75
       Interest Payable                     5,450.00
       Current Portion of Notes Payable     608,052.36
       Other Liabilities                    57,001.02
       Officer Bonus Payable                53,000.00
       FET Payable - 1998                   39,713.84
       Commissions Payable                  30,000.00
       Refunds Payable                      55,000.00
       Due to Shareholder                   54,982.15
        TOTAL CURRENT LIABILITIES           $2,697,285.76
        LONG TERM DEBT
       Notes Payable                        1,642,425.62
       Capitalized Leases - Long Term       1,978.21
        TOTAL LONG TERM LIABILITIES         1,644,403.83
        STOCKHOLDERS' EQUITY;
       Common stock                         1,574,184.00
       Preferred Stock A                    100,000.00
       Preferred Stock B                    170,000.00
       Paid In Capital                      8,135,200.64
       Retained Earnings                    -1,116,996.37
       Current Year Net Income/Loss         968,469.43
        TOTAL STOCKHOLDERS' EQUITY          $9,830,857.70
        TOTAL LIABILITIES AND               $14,172,547.20
        STOCKHOLDERS' EQUITY

 AVIATION INDUSTRIES CORP. / INTEGRATED MARKETING PROFESSIONALS,
                              INC.
        UNAUDITED, PRO-FORMA, CONSOLIDATED BALANCE SHEET



                                 Three Months      Nine Months
                                 Ended September   Ended September
                                 30, 1998          30, 1998
INCOME:
Revenue                           $4,731,937        $14,185,730
Cost of Sales                     3,200,844         9,022,059
Gross Profit                     1,531,093         5,163,671
OPERATING EXPENSES
Payroll                           789,418           2,167,619
Commission                        35,629            107,706
Benefits                          29,076            81,492
Other Operating Expenses          688,352           1,795,828
Earnings Before Interest, Taxes, (11,382)          1,011,025
and Depreciation
Depreciation                     142,286           367,069
Gain on Sale of Assets           (24,339)          (24,339)
Gain - Southwest Environmental   (325,000)         (325,000)
Interest Income                  (2,860)           (6,220)
Interest Expense                 8,102             31,050
NET INCOME                       190,429           968,465



FINANCIAL STATEMENTS - AIC

               Report  of  Independent Auditor Barry L. Friedman,
               CPA, dated July 1, 1997.

               Reports  of Independent Auditor, Kurt D.  Saliger,
               CPA dated February 19, 1999.

               Balance  Sheets as of December 31, 1996,  December
               31, 1997, and September 30, 1998.

               Statement   of  Operation  for  the  years   ended
               December 31, 1997, December 31, 1996, and for the period ended September 30, 1998.

               Statement of Stockholders' Equity for the years ended December 31, 1997, December 31, 1996, and for the period ended September 30, 1998.

               Statement  of  Cash  Flows  for  the  years  ended
               December 31, 1997, December 31, 1996, and for the period ended September 30, 1998.

               Notes to Financial Statements for AIC.

FINANCIAL STATEMENTS - IMP

               Report  of  Independent Auditor Harvey  Judkowitz,
               CPA, dated February 5, 1999.

               Balance  Sheets as of December 31, 1996,  December
               31, 1997, and July 31, 1998.

               Statement   of  Operation  for  the  years   ended
               December  31, 1995, December 31, 1996 and December
               31, 1997, and the period ended July 31, 1998.

               Statement of Stockholders' Equity for the years, December 31, 1995, December 31, 1996 and December
               31, 1997, and the period ended July 31, 1998.

               Statement  of  Cash  Flows  for  the  years  ended
               December  31, 1995, December 31, 1996 and December
               31, 1997, and the period ended July 31, 1998.

               Notes to Financial Statements.

        AVIATION INDUSTRIES INDEPENDENT AUDITOR'S REPORT

Board of Directors                                  July 1, 1997
Nevada Commercial Management, Inc.
Las Vegas, NV

I have audited the Balance Sheets of Nevada Commercial Management, Inc. (A Development Stage Company), as of June 30, 1997, December 31, 1996 and December 31, 1995, and the related Statements of Operations, Stockholders' Equity and Cash Flows for the period January 1, 1997, to June 30, 1997, and for the two years ended December 31, 1996, and December 31, 1995. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nevada Commercial Management, Inc., at June 30, 1997, December 31, 1996 and December 31, 1995, and the results of its operations and cash flows for the period January 1, 1997, to June 30, 1997 and for the two years ended December 31, 1996 and December 31, 1995, in conformity with generally accepted accounting principles.

     /S/ Barry L. Friedman, C.P.A.
     Barry L. Friedman, C.P.A.
     Las Vegas, NV

        AVIATION INDUSTRIES INDEPENDENT AUDITOR'S REPORT

Board of Directors                             February 19, 1999
Aviation Industries Corp.
Clifton, NJ

I have audited the accompanying balance sheet of Aviation Industries Corp. (a development stage company), as of September 30, 1998 and December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the nine month period ended September 30, 1998 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Industries Corp. as of September 30, 1998 and December 31, 1997, and the results of their operations and their cash flows for the nine month period ended September 30, 1998 and the year ended December 31, in conformity with generally accepted accounting principles.

     /S/ Kurt D. Saliger C.P.A.
     Kurt D. Saliger, C.P.A.
     Las Vegas, NV

                    AVIATION INDUSTRIES CORP.
                  (A Development Stage Company)
                          BALANCE SHEET



                                    September 30,     December 31,      December 31,
                                    1998              1997              1996
              ASSETS
CURRENT ASSETS:
Cash                                 $24,087           $1,004,231        $0
Accounts Receivable                 $134,732          $0
TOTAL CURRENT ASSETS                $158,819          $1,004,231        $0
PROPERTY AND EQUIPMENT, NET         $1,484,361        $0
OTHER ASSETS;
Bond, Commercial Bank (Note 6)       $2,500,000        $2,500,000        $0
Investment in Kiwi Holdings (Note 3) $2,500,000        $2,500,000        $0
Investment in CITA Americas, Inc.    $2,200,000        $0                $0
(Note 4)
Intangibles, net                     $1,055,289        $0
Loan Receivable                      $200,000          $0                $0
TOTAL OTHER ASSETS                  $8,255,289        $5,000,000
TOTAL ASSETS                        $9,898,469        $6,004,231        $0
   LIABILITIES AND STOCKHOLDERS'
              EQUITY
CURRENT LIABILITIES;
Accounts Payable                     $68,783           $12,281           $0
Accrued Liabilities                 $470,848          $0
Current Portion, Long Term Deb      $168,898          $0
TOTAL CURRENT LIABILITIES           $708,529          $12,281           $0
LONG TERM DEBT (Note 7)             $1,362,067        $1,000,000        $0
STOCKHOLDERS' EQUITY;
Common stock, $0.001 par value,
authorized 50,000,000 shares
issued and outstanding: 9,000,000
and 10,058,236 shares, respectively
December 31, 1996 - 2,000,000 shares                                     $2,000
December 31, 1997 - 9,000,000 shares                   $9,000
September, 1998 - 10,058,236 shares  $10,058
Additional paid-in Capital           $7,603,845        $5,003,500        $10,500
Retained Earnings (Deficit)          $213,970          ($20,550)
Deficit accumulated during           ($33,596)         ($20,550)         ($12,500)
development stage
TOTAL STOCKHOLDERS' EQUITY          $7,827,873        $4,991,950        $0
TOTAL LIABILITIES AND STOCKHOLDERS' $9,898,469        $6,004,231        $0
EQUITY

                    AVIATION INDUSTRIES CORP.
                  (A Development Stage Company)
                     STATEMENT OF OPERATION



                                 Nine month        Year Ended        Year Ended Dec.   January 26, 1988
                                 period ended      Dec. 31, 1997     31, 1996          (inception) to
                                 September 30,                                         March 31, 1998
                                 1998
INCOME:
Revenue                           1,455,200         $0                $0                $0
Cost of Revenues                 ($976,295)        $0
GROSS PROFIT                     $478,905          $0
EXPENSES
General & Administrative Expenses $414,045          $8,050            $0                $33,596
Depreciation                     $49,744           $0
TOTAL OPERATING EXPENSES         $463,789          $8,050
Net Profit/(Loss)                $15,116           ($8,050)          $0                ($33,596)
OTHER INCOME (EXPENSES)
Gain on sale of assets           $349,339          $0
Interst expense                  ($12,602)         $0
INCOME (LOSS) BEFORE INCOME      $351,853          ($8,050)
TAXES
Income Taxes                     $117,333          $0
NET PROFIT (LOSS)                $234,520          ($8,050)
Net Profit/Loss                  0.0233            ($0.0014)         $0.00             ($0.00)
(-) Per weighted Share (Note 1)
Weighted average Number of       10,058,236        9,000,000         2,000,000         9,375,000
common Shares outstanding

See accompanying notes to financial statements & audit report

                    AVIATION INDUSTRIES CORP.
                  (A Development Stage Company)
    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       For the Year Ended December 31, 1997 And The Period
           From January 1, 1998 To September 30, 1998



                           Common Shares     Stock Amount      Additional paid-  Retained
                                                               in Capital        Earnings
                                                                                 (Deficit)
Balance January 1, 1997    2,000,000         $2,000            $10,500           ($12,500)
September 30, 1997         5,000,000         $5,000
issued for service
September 14, 1997         1,000,000         $1,000            $4,993,000
issued for KIWI Holdings
and Commerical Bank
Bond
October 30, 1997           1,000,000         $1,000
issued for services
Net (Loss) Year                                                                  ($8,050)
Ended Decmeber 31, 1997
Balance Dec. 31, 1997      9,000,000         $9,000            $5,003,500        ($20,550)
February 24, 1998          375,000           $375              $1,874,625
issued for CITA Americas,
Inc. Stock
August 3, 1998 issued      596,027           $596              $575,807
for Business Travel, Inc.
Stock
September 8, 1998 issued   87,209            $87               $149,913
for Cruising In Style
Stock
Net Incom January 1, 1998                                                        $234,520
to September 30, 1998
Balance September 30, 1998 10,058,236        $10,058           $7,603,845        $213,970

See accompanying notes to financial statements & audit report.

                    AVIATION INDUSTRIES CORP.
                  (A Development Stage Company)
              CONSOLIDATED STATEMENT OF CASH FLOWS



                                     Nine month        Year Ended        Year Ended Dec.   January 26, 1988
                                     period ended      Dec. 31, 1997     31, 1996          (inception) to
                                     September 30,                                         March 31, 1998
                                     1998
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss (Loss)                      $234,520          ($8,050)          $0                ($33,596)
Adjustment to reconcile net income
(loss) to cash provided by operating
activities:
Depreciation                          $49,774           $0
Increas in accounts receivable        ($134,732)        $0
Increase in accounts payable          $56,502           $12,281           $0                $25,327
Increase in accrued liabilities       $470,848          $0
Increase in current portion of debt   $168,898          $0
Increase in long term debt                              1,000,000         $0                $1,000,000
Net cash provided by operating       $845,780          $4,231
activities
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment    ($807,702)        $0
Purchase of intangibles               ($905,289)        $0
Purchase of Maagnolia Tours and          ($150,000)        $0
Transportation, Inc.
Purchase of Business Travel, Inc.     ($300,000)        $0
Purchase of Cruising In Style         ($25,000)         $0
Net cash (used in) investing         ($2,187,991)      $0
activities
CASH FLOWS FROM FINANCING ACTIVITES
Increase in long term debt            $362,067          $1,000,000
Net increase (decrease) in cash       ($980,144)        $1,004,231
Cash, Beginning of Period            $1,004,231        $0
Cash, Ending of Period               $24,087           $1,004,231

See accompanying notes to financial statements & audit report

                    AVIATION INDUSTRIES CORP.
                  (A Development Stage Company)
                  NOTES TO FINANCIAL STATEMENTS
              December 31, 1997 and March 31, 1998

     NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized January 26, 1988, under the laws of the State of Delaware under the name Nevada Commercial Management,
Inc. The Company operates in the travel and leisure industries.

On January 2, 1994, at a meeting of the Board of Directors, the Board approved amending its Articles of Incorporation. These amendments were approved by a majority vote of the stockholders. The Company authorized changing its common stock authorized, 2,500 shares, $0.001 par value, to 50,000,000 shares, common stock par value $0.001.

On September 24, 1997, at a meeting of the Board of Directors, the name of the Company was changed to Aviation Industries Corp.

     NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company records income and expenses on the accrual method of accounting.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Business Travel, Inc., Cruising in Style, Magnolia Tours and Transportation, and Aviation Industries Corp. All material intercompany account balances have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents

For  the consolidated statements of cash flows, all highly liquid
investments  with  a  maturity  of  three  months  or  less   are
considered to be cash equivalents. There were no cash equivalents as of September 30, 1998 and December 31, 1997.

Property and Equipment

Property and equipment is stated at cost. Depreciation is recorded using the straight-line method over the estimated useful life of the asset of three to seven years.

     NOTE 3- INVESTMENT IN KIWI HOLDINGS

The investment in Kiwi Holdings represents a minority interest position in Kiwi International Holdings. On October 15, 1997 the Company acquired a convertible debt position of $1,750,000 from Commercial Bank Help in Kiwi International Holdings. This position represents a 10% to 15% interest in Kiwi International Holdings depending upon the dilution of the company through its issued and outstanding stock. Kiwi International Holdings leases eight 727 commercial aircraft which operate in seven major airline markets. Markets served include New York City, Atlanta, Chicago, Boston, Orlando, West Palm Beach in the United States, and San Juan, Puerto Rico. Monthly passengers served average 100,000 per month.

     NOTE 4 - INVESTMENT IN CITA AMERICAS, INC.

The investment in CITA Americas, Inc. represents a 100% interest in a drug rehabilitation company. On February 24, 1998, the Company issued 375,000 shares of common stock valued at $5 per share plus an assumption of $80,000 in existing accounts payable to acquire CITA Americas, Inc. The 375,000 shares of common stock issued was Section 144 restricted common stock.

     NOTE 5 - WARRANTS AND OPTIONS

There are no warrants or options to issue any additional shares of common stock of the Company.

     NOTE 6 - BOND

With Commercial Bank Help, the bond is repayable on September 29,
2002, and bears interest at the rate of 3% per annum.

     NOTE 7 - LONG TERM DEBT

Payable   $19,492   per  month  to  Firstar   Equipment   Finance
Corporation, interest rate 9.02%, term of 84 months, secured by bus transportation equipment.

                         Term of 84 months, due       $1,429,086
                         August, 2005
                         Other miscellaneous debt     $101,879
                         Less: current portion long   ($168,898)
                         term debt
                         Total long term debt         $1,362,067

                  Independent Auditor's Report

The Board of Directors
Casino Airlink, Inc.

I have audited the accompanying consolidated balance sheets of Casino Airlink, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casino Airlink, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

     /S/ Harvey Judkowitz
     Harvey Judkowitz
     Certified Public Accountant
     Miami, Florida
     February 5, 1997

            INTEGRATED MARKETING PROFESSIONALS, INC.
                   CONSOLIDATED BALANCE SHEET
      For the Seven Months ended July 31, 1998 (unaudited)
    and the Years Ended December 31, 1997 and 1996 (audited)



                            July 31, 1998     December 31,      December 31,
                                              1997              1996
           ASSETS
   Current Assets
  Cash                      $1,114,474        $268,830          $101,522
  Accounts Receivable       177432            7,669             100,841
  Prepaid Expenses          343928            101,148           245,251
  Other Receivables
   Total Current Assets     1,635,834         $377,647          $447,614
   Fixed Assets, at Cost
  Automobile                                  $10,292           $10,292
  Furniture and Fixtures    $53,610           53,610            53,610
  Office Equipment          368,463           568,080           564,097
  Computer Software                           26,259            23,958
  Leasehold Improvements    5,300             5,300             5,300
  Accumulated Depreciation  (294,430)         (317,978)         (180,244)
   Total Fixed Assets       132,943           $345,803          $477,013
   Other Assets
  Goodwill                  $1,856,100        $1,856,100        $1,856,100
  Non Compete Agreement     500,000           500,000           500,000
  Customer Lists            700,000           775,000           775,000
  Trademark                 100,000           100,000           100,000
  Accumulated Depreciation  (606,814)         (450,941)         (163,373)
  Organization Expense                        436               872
  Surety Bond               110,000           110,000           110,000
  Security Deposit          6,342             8,936             8,935
   Total Assets             $4,434,404        $3,622,981        $4,112,161

                            July 31, 1998     December 31,      December 31,
                                              1997              1996
   LIABILITIES AND EQUITY
   Current Liabilities
  10% Notes payable on      $512,800          $915,912          $884,000
   purchase - current
  Accounts payable          430,190           382,908           631,640
  Aircraft Expense Advance                    45,644
  Unearned revenue          1,064,635         949,826           746,085
  Federal Excise Tax        30,168            81,505            397,718
   payable
  Amt. Due under cap.       2,069             2,069             21,752
   Leases - current
  Interest Payable                                              5,000
  Notes payable to former                                       257,404
   owner of Dav-Jen
  Notes payable to former                                       41,584
   owner of ReSer
  Legal Settlement payable                                      30,000
  Officers bonus payable    54,000            72,240
  Due to shareholder        413               68,569
   Total Current            2,094,275         2,518,572         3,015,183
   Liabilities
   Long Term Debt
  10% notes payable         $329,371          $524,404          $1,676,846
  Capitalized leases        1,978             1,978             4,047
   Total Long Term Debt                       526,382           1,680,893

   Stockholders' Equity
  Class A Common Stock      1,564,559         $610,934          $529,886
   $0.10 par value,
   25,000,000 shares
   authorized, 6,109340
   issued and outstanding
   in 1997, 5,298,857 in
   1996
  Series A Convertible      100,000           200,000           200,000
   Preferred Stock, $0.10
   par value, 5,000,000
   shares authorized,
   2,000,000 issued and
   outstanding
  Series B Preferred        170,000           170,000           170,000
   Stock, $0.10 par value,
   1,700,000 shares
   authorized, issued, and
   outstanding
  Additional Paid In        1,110,173         1,176,653         1,141,800
   Capital
  Equity Investment ReSer   (252,720)
   Inc.
  Deficit                   (1,490,616)       (1,579,560)       (2,525,601)
  Profit for Period         807,384
   Total Stockholders'      $2,008,781        $578,027          ($583,915)
   Equity
   Total Liabilities and    $4,434,404        $3,622,981        $4,112,161
   Equity

            INTEGRATED MARKETING PROFESSIONALS, INC.
              CONSOLIDATED STATEMENT OF OPERATIONS
      For the Seven Months ended July 31, 1998 (unaudited)
    and the Years Ended December 31, 1997 and 1996 (audited)



                              July 31, 1998     December 31,      December 31,
                                                1997              1996
     Revenues Earned          $9,801,927        $18,378,929       $18,942,574
    Cost of Revenues Earned   6,758,926         13,501,269        15,746,734
     Gross Profit             3,043,001         4,877,660         3,195,840
    Operating Expenses        2,239,730         4,027,435         3,332,227
     Earnings (loss) from     $803,271          $850,225          ($136,387)
     Operations
     Other Income (Expenses)
    Gain on sale of assets
    Interest Income                             $4,355            $1,822
    Interest Expense          (4,113)           (125,385)         (15,228)
    Officer's Bonus                                               (131,802)
     Compensation
     Loss From Continuing                       729,195           ($281,595)
     Operations
    Gain on modification of                     $316,846
     terms of carrying value
     of debt (Note 14)
     Loss From Discontinued                                       ($1,288,059)
     Operations (Note 2)
    Net Income (Loss)         $807,384          $1,046,041        ($1,569,654)

     Per Common Share
              Basic
     Income from continuing                     $0.131            ($0.075)
     operations:
     Income from                                $0.057
     extraordinary gain
     Loss from discontinued                                       ($0.348)
     operations
     Net income per share                       $0.188            ($0.423)

     Supplemental EPS         BASIC             DILUTED
     Information for 1997
     Number of shares         5,571,559         11,271,559
     Income before            $0.131            $0.064
     extraordinary gain
     Income (loss) from       $0.057            0.028
     extraordinary gain
     Net Income Per Share     $0.188            $0.092

            INTEGRATED MARKETING PROFESSIONALS, INC.
    CONSOLIDATED STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY
    For the Years Ended December 31, 1997 and 1996 (audited)

               Common Shares     Stock $(000's)    Series A & B      Series A & B      Additional Paid-  Deficit
               (000's)                             Preferred Shares  Preferred         In Capital
                                                   (000's)           $(000's)
Balance        3000              300                                                   $86,349           ($485,737)
12/31/95
Purchase                                                                               253,651           (359,175)
Casino
Airlink, Inc.
Purchase of                                                                            5,925             (140,079)
Dav-Jen
Purchase of                                                                            136,250           (70,956)
ReSer
Sales of       2,143             214                                                   426,135
Common Stock
Issuance of                                        2,000             200               50,000
Preferred A
Issuance of                                        1,700             170               141,100
Preferred B
Purchase of    156               15                                                    42,120
ReSer
Loss for 1996                                                                                            (1,569,654)
Balance        5,299             $529              3,700             $370              $1,141,800        ($2,625,601)
12/31/96
Issuance       810               82                                                    34,853
Net Income                                                                                               1,046,041
1997
Balance        6,109             $611              3,700             $370              $1,176,653        ($1,579,560)
12/31/97

The accompanying notes are an integral part of these financial statements.

            INTEGRATED MARKETING PROFESSIONALS, INC.
              CONSOLIDATED STATEMENT OF CASH FLOWS
           For Years Ended December 31, 1997 and 1996


                                   December 31,      December 31,
                                   1997              1996
               For Operating
                Activities
          Net Income (loss)        $1,046,041        ($1,569,654)
          Adjustment to reconcile
          net income to net cash
          used for operating
          activities
         Depreciation and          425,738           $292,237
          Amortization
         Change in Accounts        93,162            434,778
          Receivable
         Change in Prepaid         144,103           (84,444)
          Expenses
         Change in Unearned        203,741           351,749
          Revenues
         Change in Other Assets    (316,314)         (103,465)
         Change in Accounts        (165,848)         396,791
          Payable and Accrued
          Expenses
          Cash Provided from       $1,430,623        ($282,008)
          Operations
          Cash from Investing
          Activities
         Purchase of Furniture &   (6,524)           (7,291)
          Fixtures
          Cash Flows from
          Financing Activities
         Effect on Paid in                           (226,584)
          Capital from
          Acquisitions
         Receipt for Sales of      115,910           890,435
          Stock
         Loans from Stockholders                     22,456
         Change in Stockholder     (188,835)
          Loans
         Change in Amounts Due     (41,584)
          ReSer Corp.
         Payment of 10% note       (1,120,530)       (396,552)
          payable
         Change in Capitalized     (21,752)          (26,691)
          Leases
          Net Cash Used from       (1,256,791)       263,064
          Financing Activities
          Net Increase (Decrease)  167,308           (26,235)
         Cash at Beginning of      101,522           127,757
          Year
          Cash at End of Year      $268,830          $101,522
          Supplemental
          Disclosures
          Cash paid during the     $125,385          $10,602
          period for interest and
          taxes
          In 1996, intangible
          assets and furniture
          and equipment were
          acquired in exchange
          for the following
         10% Notes Payable                           $3,347,486
         Preferred Stock, Series                     250,00
          B
         Common Stock                                57,720
          Total                                      $3,655,206

The accompanying notes are an integral part of these financial statements.

              CASINO AIRLINK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997

     NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization

The Company was formed, in the state of Michigan on January 14, 1994, under the name of Integrated marketing Professionals, Inc.
to serve as a full service travel agency, specializing in cruises and tour packages.

In  October,  1995 the Company reincorporated  in  the  state  of
Nevada  and  increased its authorized shares to 25,000,000,  $.10 par value shares. Accordingly, the shares already issued were split 100 to 1.

Also, in October, 1995 an officer of the Company formed a new company, Casino Wings, Inc. In February, 1996 the company purchases Wings for $100. The operations of Casino Wings was discontinued during the period and the results of its operations are included under discontinued operations.

In May, 1996 the Company purchased the outstanding capital stock of Dav-Jen, Inc., doing business under the name of Casino Airlink. casino Airlink is a wholesale tour and travel company which operates tours between Florida cities and Biloxi Mississippi. The transaction has been treated as a purchase transaction in accordance with generally accepted accounting principles.

On October 31, 1996, the Company name was changed to Casino Airlink, Inc. In November, 1996, the Company authorized the issuance of 5,000,000 shares of Series A Preferred stock and 1,700,000 shares of Series B Preferred stock. Each share of Preferred A stock carries a $.10 par value, has voting rights and is convertible into two shares of common stock. Each share of Preferred B is convertible into one share of common stock. There are no voting rights associated with the Series B Preferred.

In December 1996, the company purchased the outstanding capital stock of Reser Corporation, a Georgia Corporation, engaged in the Travel Service and Seminar Business. This Transaction has also been treated as a purchase transaction in accordance with generally accepted accounting principles.

Principles of Consolidation

The consolidated financial statements include the accounts of Casino Airlink, Inc. (parent) and Reser Corporation, its wholly owned subsidiary. All significant intercompany transactions have been eliminated.

Fixed assets

Fixed assets are carried at cost. The company provides depreciation over the estimated useful lives of fixed assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is income or loss. Expenditures for maintenance and repairs are charge to income while renewals and betterment's are capitalized.

Estimated useful lives are as follows:

     Furniture           7 years
     Office equipment    5 years

Income taxes

The Company has adopted SFAS 109. The Company has not made a provision for income tax purposes due to incurring losses since inception. The net losses of approximately $1,580,000 can be carried forward to offset future taxable income. The net operating loss carry forward expires in 2009.

Revenue recognition

The Company receives reservations for tours for future dates. The amount received is booked as unearned revenue and is not recognized as income until the tour actually occurs. The duration of the individual tours are either 2-day or 3-day excursions. At the date that the tour commences, the unearned revenues are taken into income and the estimated cost to complete the tour are accrued. Since all tours are paid in advance, no reserve for uncollectible accounts has been established.

Intangible assets

In connection with the purchase of Casino Airlink, the Company paid cost in excess of the net tangible assets acquired. (See
Note 7) The cost paid in excess of the net tangible assets is attributed to long-lived intangible assets having continuing value.

These intangible assets will be amortized using the straight line method over their estimated useful lives, as follows:

     Non compete agreement    5 years

     Customer list       7 years

     Trademark           10 years

     Goodwill            40 years

Net income per share

For 1997, the company has elected early adoption of SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board. It replaces the presentation of primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes all dilution. It is based on the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

For 1996, primary net income per share is computed by dividing net income by the average number of common shares outstanding throughout the year.

The Series A and Series B preferred shares were issued on December 7, 1996 and December 12, 1996, respectively.

Goodwill and other long-lived assets

The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, goodwill and other long-lived assets associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

     Note 2: DISCONTINUED OPERATIONS

The Company had previously operated in the travel reservation business earning income from commissions from reservations booked. On April 30, 1996, the Company decided to wind down these operations and to seek a different venue in the Travel and Leisure field. It was that decision that was responsible for the company's decision to purchase Casino Airlink. Accordingly, the reservation booking operations have been shown separately in these financial statements. The discontinuance of the reservation segment had no effect on the assets of the Company.

During early 1996, Casino Airlink tried to enter a new market with their operation, called Midwest Casino Tours. After several months and losses in excess of $940,000 the company abandoned this market and returned to serving its original base of customers. Operating results of the Midwest Casino Tours for the ten months ended October 31, 1996 are shown separately in the accompanying financial statements.

Net revenue and expenses of the aforementioned segments for the ten months ended are as follows:



                                    Reservation       Midwest Casino
                                    Operation         Tours
          Revenues                                    $1,818,296
          Cost and expenses         $344,833          $2,761,522
          Net Loss                  $344,833          $943,226

These   amounts  are  included  in  the  accompanying   financial
statements under the caption discontinued operations.

     NOTE 3: LEASES

Operating leases

The Company lease office space in Ft. Lauderdale, Florida on a month to month basis. The Company also Leases office facilities and certain equipment, in Clearwater, Florida, under non cancelable operating leases which expire at various dates through the year 2000, as follow:

     1998 $105,000

     1999 110,000

     2000 57,500

          $272,500

Rent expense for the year ended December 31, 1997 and 1996 were $101,400 and $113,374 respectively for all operating leases.

Capitalized leases

The company acquired office equipment under provisions of a long-
term  lease.   Cost and accumulated amortization of  such  assets
totaled $84,453.

At December 31, 1997 future annual payments are as follows:

     1998 $2,069

     1999 1,978

          4,047

     Less current portion     2,069

     Amount due long-term     $1,978

     NOTE 4: FAIR VALUES OF FINANCIAL INSTRUMENTS

The following summarizes disclosure regarding the fair value of the Company's financial instruments at December 31, 1997, and 1996.

             Carrying Amount   Fair Value 1997   Carrying Amount   Fair Value 1996
             1997                                1996
Cash and     $268,830          $268,830          $101,522          $101,522
Cash
Equivalents

Accounts     $7,669            $7,669            $100,841          $100,841
Receivable

Accounts     $382,908          $382,908          $631,640          $631,640
Payable

Notes        $1,440,316        $1,440,316        $2,859,834        $2,859,834
Payable

     (a) Cash and cash equivalents, accounts receivable, accounts payable

     The carrying amount approximates fair value because of the short term maturity of these instruments.

     (b) Note payable

     The carrying amount approximates fair value because the amounts represents a per passenger bonding charge owed in consideration of the purchase of the company, as well as, balance of amount owed for the purchase of Dav-Jen.

     NOTE 5: LONG TERM DEBT

Long term debt consist of the following:


                             1997              1996
          10% note payable   $355,912          $745,000
          on purchase of
          Dav-Jen
          Note payable on    160,000           195,000
          purchase of Reser
          Corp.
          Debt payable for   924,404           1,620,846
          surety guarantee
          arising from the
          purchase of Dav-
          Jen
          Long-term debt     1,440,316         2,560,846
          Less current       915,912           884,000
          maturities
          Long-term debt,    $524,404          $1,676,846
          less current
          maturities
          Scheduled long-
          term debt
          maturities as of
          December 31, 1997
          and 1996 are as
          follows:
          1997                                 884,000
          1998               915,912           816,000
          1999               400,000           360,000
          2000               124,404           360,000
          Thereafter                           140,846
                             $1,440,316        $2,560,846

     NOTE 6: RECAPITALIZATION

The Company became a Nevada Corporation in late 1995 and restructured its capital stock to authorize 25,000,000 shares of common stock, $.10 par value. The outstanding 5,000 shares of $1.00 par value thereby became 500,000 shares of the new Common stock. Accordingly, and additional 495,000 shares of common stock were issued to the Company's shareholder and the par value on the balance sheet was adjusted to reflect the shares issued. This non monetary transaction necessitated an increase in par value and a decrease in additional paid-in capital of $45,000. In December, 1995 an additional 2,500,000 shares of Common stock were sold.

     NOTE 7: PURCHASE OF DAV-JEN

The purchase price of Dav-Jen was originally $3,500,000, subject to adjustment, if necessary upon completion of an audit of the Casino Airlink financial statements at May 31, 1996. In addition, the company was to pay $4.00 for each passenger flying via Casino Airlink for a period of five years, in consideration for Mr.. Schoen's guarantee of a Surety Bond owned by the Company, and the guarantee of the Company's credit card merchant account. Based on the expected number of passengers, this cost was $1,800,000 making the total purchase price $5,300,000. The note for $3,500,000 was payable in seven successive equal quarterly payments of $500,000 beginning June 3, 1996. Additional payments were due on the first day of September and December 1996 and March, June, September and December 1997. The outstanding balance was to bear interest at the rate of 8% per year commencing September 1, 1996. On June 3, the Company paid $500,000 to the former principal stockholder of Casino Airlink as the initial payment. Payments in consideration of the surety bond are payable weekly based on the number of passengers for the week.

The audit of casino Airlink for the five months ended May 31, 1996 required an adjustment (reduction) to the purchase price in the amount of $684,198. Accordingly, the scheduled quarterly payment for September 3, 1996 of $500,000 was canceled and the amount due at December 3, 1996 was reduced to $315,802.

On December 6, 1996, the sales agreement was amended, retroactive to May 31, 1996. The outstanding debt was reduced to $745,000 payable over a 24 month period commencing on January 15, 1997 bearing interest at 10% resulting in a total debt reduction of $1,570,802. In addition the sellers received 1,700,000 shares of Series B Convertible preferred stock with a share price of $.183 resulting in a value of $311,100.

The adjusted purchase price is calculated as follows:

          Original        $3,500,000
          purchase price
          Capitalized     1,800,00
          bond charges    0
          Adjustment for  (684,198)
          05/31/96 audit
          Reduction due   (1,570,802)
          to debt
          renegotiation
          Value of        311,100
          preferred stock
          Total purchase  $3,356,100
          price

The allocation of the $3,356,100 purchase price is as follows:

          Non compete   500,000
          agreement
          Office        200,000
          furniture
          and
          equipoment
          customer      700,000
          list
          Trademark     100,000
          Goodwill      1,856,100

     NOTE 8: PURCHASE OF RESER CORP.

On December 31, 1996, the company acquired all of the common stock of Reser Corporation ("RC"). RC provides airline reservation services. The purchase price was $252,720, of which a note payable was issued for $195,000, as well as, 156,000 shares of common stock valued at .37 per share or $57,720. The transaction was accounted for as a purchase, and the results of operations from the respective date of acquisition are included in the consolidated financial statements. The $210,318 excess of cost over net assets acquired is allocated in the following manner; $135,318 to equipment, and $75,000 to customer list, which is amortized using the straight line method over 7 years and 10 years year respectively.

In the event that the trading price of the Company's common stock is less than $1.25 a share on December 31, 1997, the Company is liable to pay the seller an amount of 156,000 shares multiplied by the difference of $1.25 and the actual selling price on that date. Therefore the company is contingently liable for this difference. In the event of the above occurrence, any cost will be charged to income in the year of realization.

     NOTE 9: PREFERRED STOCK

The company has authorized and issued the following preferred stock:

Series A, Convertible preferred stock - $.10 par value; 5,000,000 shares authorized, 2,000,000 issued and outstanding. The stock is voting, bears no cumulative annual dividend rate, and can be converted for 2 shares of common stock for each share of preferred. There is no limitation on the time for conversion.

Series B, Convertible preferred stock - $.10 par value; 1,700,000 shares authorized, issued and outstanding. The stock is non-voting, bears no cumulative annual dividend rate, and can be converted for 1 share of common stock for each share of preferred. There is no limitation on the time for conversion.

     NOTE 10: OFFICER'S BONUS COMPENSATION

As of December 31, 1996, the principle shareholder of Dav-Jen had taken advances of $131,802 for the year then ended. Pursuant to the Casino Airlink Purchase and Sales agreement this amount was forgiven. Accordingly, the company has written off this receivable and has charges the officer with additional compensation.

     NOTE 11: LEGAL SETTLEMENT

Casino Airlink has agreed to pay $100,000 for cancellation of hotel rooms. A down payment of $25,000 was made and there will be payments of $7,500 beginning June 15, 1996 and will continue through March 15, 1997. The payments due through December 31, 1996 have been made.

     NOTE 12: EMPLOYMENT CONTRACTS

On June 17, 1996, the Company has entered into employment contracts with certain key employees, as follows:

Mr. William Forhan; President, $149,000 per annum. As an incentive bonus, Mr. Forhan is eligible to receive, 30 days after the Board of Directors approves interim financial statements for the last-ended fiscal quarter, a payment equal to 5 % of the Company's pre-tax net income for the last-ended fiscal quarter for each fiscal quarter after December 31, 1996. Mr. Forman's right to receive this incentive bonus will be offset buy an equal percentage of pre-tax losses, if any, realized from time to time.

Mr. James Muldowney; Vice President of Operations, $150,000 per annum. Mr. Muldowney is also eligible to receive the same bonus as Mr. Forhan, above. However, Mr. Muldowney's rate of bonus is 2.5%.

As  part  of  the amended to the Purchase agreement,  Mr.  Steven
Schoen's contract, was amended and he will receive $125,000 a year for a five year consulting agreement.

In addition to the above, all key employees receive automobile allowances and may receive performance bonuses.

     NOTE 13: 1996 STOCK OPTION PLAN

Effective December 27, 1996, the company has a qualified stock option plan authorizing the granting to key employees of options to purchase common stock at exercise prices equal to the fair market value of the common stock on the date of the grant. On January 18, 1997, William Forhan was granted an incentive stock option to purchase up to 2,000,000 share of common stock at a price of $.30 per share, the fair market value of the Company's stock at the date of grant. In December 1997, James Muldowney was granted an incentive stock option to purchase up to 400,000 share of common stock at a price of $.19 per share, the fair market value of the Company's stock at the date of grant. Options become exercisable one-fifth annually beginning one year after the grant and expire ten years after the grant. As permitted under generally accepted accounting principles, grants under the plan are accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the (fair) (minimum) value method prescribed in FASB Statement No. 123, reported net income (and earnings per share) would have been reduced to:



          Year Ended     Net Income        Per Share
          December 31,
          1997
                         $1,008,541        $0.181

In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the (minimum) (fair) value method prescribed in Statement No. 123, with the following weighted-average assumptions for grants in 1997, respectively: dividend rate of 0%: risk free interest rates of 7%: expected lives of 10 years, and expected price volatility of 0%.

No options have been exercised to date and all options granted are outstanding at December 31, 1997. The following summarizes the number of grants and their respective exercise prices and grant date fair values per option, for each year and the number outstanding and exercisable at the end of the year.

            Shares Granted    Exercise Price    (Fair)
                              Per Share         (Minimum)Value
                                                Per Share
1997        2,400,000         $0.282            $0.140

Options outstanding, exercisable options and average exercise prices at the end of 1997 were:


            Options           Options           Average Exercise
            Outstanding       Exercisable       Price
1997        2,400,000         0                 0

All options granted to date will expire in 2007.

     NOTE  14:  MODIFICATION OF TERMS - CARRYING  VALUE  OF  DEBT
EXCEEDS FUTURE CASH PAYMENTS

On  December 29, 1997, the company modified the terms of its  10%
Notes Payable to the seller.  The amount of debt at December  31,
1997   was  $1,676,846  and  the  seller  has  agreed  to  accept
$1,360,000   at  the  same  10%  rate  over  the   same   period.
Accordingly, the amount of the note has been reduced by $316, 846 and  an  extraordinary gain of $316, 846 ($.05 a share) has  been included in net income in 1997.

     NOTE 15: SETTLEMENT OF EQUITY CLAIMS

During the year ended December 31, 1997, certain claims against the company were settled by the issuance of Common Stock. Under the terms of these settlements, 670,483 shares were issued in exchange of $160,901 in claims. The difference between the par value of $67,048 and the $160,901 in claims or $93,852, was charged against income during the year.

EXHIBITS

          2.  Agreement of Merger
          3.1 Articles of Incorporation - AIC
          3.2  By-Laws - AIC
3.3  Articles of Incorporation - IMP
3.4  By-Laws - IMP
          4.1  Description of IMP Series A Convertible Preferred Stock
4.2  Description of IMP Series B Preferred Stock
4.3  Option Agreement - William Forhan
4.4  Option Agreement - James Muldowney
4.5  Warrant - Joseph Charles & Associates, Inc.
          10.1 Employment Agreement - William Forhan
10.2 Employment Agreement - James Muldowney
          13   1997 Annual Report to IMP Shareholders
          16    Letter  from Barry Friedman, CPA, re:  change  in
          certifying accountant
          99.1 Press Release - Business Travel
99.2 Press Release - Magnolia Tours
99.3 Press Release - IMP Merger
99.4 Press Release - Aviation Board
99.5 Press Release - Cruising In Style, Inc.
99.6 Letter from Barry Friedman, CPA

                           SIGNATURES

Pursuant  to  the  requirements of Section 12 of  the  Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                           AVIATION INDUSTRIES CORP.

By:
William E. Forhan, President

